Exhibit 10.2

First Amendment to

At the Market Issuance Sales Agreement

December 12, 2012

MLV & Co. LLC

1251 Avenue of the Americas, 41st Floor

New York, NY 10020

Ladies and Gentlemen:

Reference is made to the At the Market Issuance Sales Agreement by and between MLV & Co. LLC (“MLV”) and Synta Pharmaceuticals Corp. (the “Company”), dated May 2, 2012 (the “Agreement”).  The parties, intending to be legally bound, hereby amend the Agreement as follows:

1.              Amendment of Section 1.  The amount of “$35,000,000” in the first paragraph of Section 1 of the Agreement is hereby replaced with “$28,000,000”.

2.              Entire Agreement; Amendment; Severability.  This First Amendment together with the Agreement (including all schedules and exhibits attached hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof.  All references in the Agreement to the “Agreement” shall mean the Agreement as amended by this First Amendment.  In all other respects, the Agreement remains in full force and effect.

3.              Counterparts.  This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed amendment by one party to the other may be made by facsimile transmission.

If the foregoing correctly sets forth the understanding among the Company and MLV, please so indicate in the space provided below, whereupon this First Amendment and your acceptance shall constitute a binding agreement between the Company and MLV.

Very truly yours,

SYNTA PHARMACEUTICALS CORP.

By:	/s/ Keith S. Ehrlich
Name:	Keith S. Ehrlich
Title:	Vice President, Finance and Administration, Chief Financial Officer

Agreed and Accepted:

MLV & Co. LLC

By:	/s/ Dean Colucci
Name: Dean Colucci
Title: President